Exhibit Relating to Item 77(c) of Form N-SAR for DTF Tax-Free
Income Inc. (the "Fund") for the fiscal year ended
October 31, 2003


	The Annual Meeting of the Fund's shareholders was held on May 27, 2003. At such meeting the shareholders approved the election of directors. Pursuant to Instruction 2 to this Sub-Item, Information as to the matters has not been included in this Attachment.